Exhibit 10 (t)

EXECUTIVE SEPARATION AGREEMENT

and

GENERAL RELEASE

THIS EXECUTIVE SEPARATION AGREEMENT is dated as of December 1, 2017, by and between Albany International Corp., its subsidiaries and affiliates (hereinafter collectively referred to as “Albany” or “the Company”) and Diane Loudon (hereinafter referred to as “Employee”).

WITNESSETH

WHEREAS, Employee is currently employed by Albany in a key senior management role; and

WHEREAS, Employee has notified Albany of her desire to retire; and

WHEREAS, Albany wishes for Employee to remain in its employment through at least December 31, 2017 in order to assist in an orderly initial transition of her duties; and

WHEREAS, Employee and Albany each believe that it is in their best interests to set forth their agreement in writing; and

WHEREAS, the parties now seek to enter into this Executive Separation Agreement and General Release (the “Agreement”) with the intent to establish a mutually acceptable date upon which Employee’s employment shall terminate, to provide Employee with the certain protections as stated herein and to settle and to compromise any and all potential disputes that may exist between the parties; and

WHEREAS, each party is entering into this Agreement on a voluntary basis, and with the intent that is shall supersede all prior agreements between the parties involving the matters addressed herein.

Now, therefore, in consideration of the premises, covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Albany and Employee hereby agree as follows:

1.             Employee acknowledges that on December 1, 2017 she was given this Agreement and was afforded 21 days to consider same.

2.             Employee was, and hereby is, advised to consult a lawyer before signing this Agreement and did in fact have the opportunity to obtain the advice of counsel.

3.             Employee may accept this Agreement only by signing, dating and delivering the Agreement to Albany (in the manner set forth in Paragraph 25) on or before Albany’s normal close of business on December 22, 2017. Time is of the essence with regard to this Paragraph 3.

4.             Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to Albany by notifying Albany in writing (in the manner set forth in Paragraph 25) of Employee’s decision to revoke. Time is of the essence with regard to this Paragraph 4.

5.             Employee’s employment with Albany shall terminate on December 31, 2017 (the “Separation Date”), unless terminated earlier in accordance with Paragraphs 8 hereof.

6.             From the date hereof until the date Employee’s employment with Albany terminates, Employee shall focus on assisting in the transition of her duties and responsibilities as directed by her supervisor. Employee further covenants and agrees to, for a reasonable time thereafter not to exceed twenty-four months, provide any and all reasonable assistance requested by her successor, or the Company’s Chief Executive Officer, that relates to her current job duties, including, without limitation, human resources, operational or strategic matters, and to respond to any inquiries from Albany regarding incomplete or unresolved transitional matters. During the remainder of Employee’s employment with Albany, Albany shall continue to pay Employee at her current rate of compensation less (i) applicable withholdings for taxes, (ii) deductions for premiums due from Employee for any health care or life insurance coverage provided by or through Albany, (iii) 401(k), profit-sharing or other Albany benefit plan contributions and (iv) any other applicable or agreed upon withholdings.

7.             Employee agrees that on or after the Separation Date she shall execute an additional release in the form annexed hereto (the “Supplemental Release”) covering the period from the date of Employee’s execution of this Agreement through the Separation Date. Employee acknowledges and agrees that the obligations to be performed by Albany under this agreement after the Separation Date shall be contingent upon the execution of the Supplemental Release. Failure to execute the Supplemental Release, however, will not affect the validity of the release contained in paragraph 12 of this Agreement.

8.             Albany reserves the right to terminate Employee prior to the Separation Date with or without Cause. Cause shall be deemed to exist if Albany determines that Employee has:

(i) undertaken a position in competition with Albany;

(ii) caused substantial harm to Albany with intent to do so or as a result of gross negligence in the performance of her duties;

(iii) wrongfully and substantially enriched herself at the expense of Albany; or

(iv) been convicted of felony.

9.             At the termination of Employee’s employment by Albany, either on the Separation Agreement or earlier for any reason except Cause, and after the irrevocability of this Agreement, Albany agrees to provide Employee the following severance benefits. Employees acknowledges and agrees that these severance benefits constitute adequate legal consideration for the promises and representations made by her in this Agreement, including the covenants set forth in paragraphs 12, 14, 15, and 16, and are in lieu of any benefits payable under any severance plan or agreement now in existence or adopted prior to the Separation Date:

(a)           Albany will pay Employee her gross monthly salary in effect as of the Separation Date, less applicable withholdings and deductions required by law or otherwise agreed to by the parties, for a period of twenty-four (24) months (the “Severance Period”). Payment will be made in regular monthly installments by check, or direct deposit beginning on the first regular payday following the Separation Date and irrevocability of this Agreement (and may contain a pro rata payment to account for any prepaid, but unearned salary). In the event Employee dies before the last payment is made hereunder, the balance of such payments shall be paid to her spouse or, if she shall have no such spouse at that time, to her estate.

(b)           Should Employee elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to continue group health care coverage as is from time to time provided by or through the Company to all similarly situated eligible employees, the Company shall pay the then applicable COBRA contribution for each month of Employee’s eligibility through the Severance Period, or until Employee terminates such coverage, whichever shall occur first. Notwithstanding the foregoing, the parties acknowledge that Employee’s COBRA election could result in the Employee’s irrevocable forfeiture of any retiree health care benefits she might otherwise be entitled to receive under the applicable Company-sponsored health care plan, and that it may be more advantageous for Employee to elect retiree health care benefits under such plan as of his termination date. This election must be made on or before the Last Day of Work. In the event Employee elects retiree health care as of the termination date, the Company shall pay Employee an additional monthly sum of $1,300 per month for a period of 24 months. This payment will be paid directly to Employee (subject to tax withholdings) as an additional severance payment.

(c)           Albany reserves the right to modify, supplement, amend or eliminate the coverages described in clauses (b) above for all similarly situated employees, including, without limitation, the eligibility requirements and/or premiums, deductibles, co-payments or other charges relating thereto.

(d)           Employee shall remain eligible for a bonus relating to the services she performed in 2017. Any bonus awarded shall be determined and paid in accordance with Employee’s annual performance incentive plan for 2017.

(e)           To compensate Employee for the loss of any unvested phantom stock units previously granted, Albany shall pay Employee an additional lump sum payment equal to the unvested restricted stock units forfeited as a result of her retirement. Such payment may be delayed until the first regularly-scheduled payroll date following the sixth month anniversary of Employee’s Separation Date if required by law. The amount of such payment shall be calculated in accordance with formula applicable for calculating the payment of the restricted stock units which vest as a result of his termination.

(f)            To assist Employee in obtaining employment, Albany shall make available and bear the cost of outplacement services to be provided by an outplacement firm chosen by Albany. Said services will be provided for a period of up to twelve (12) months, or until Employee finds employment, whichever occurs sooner and shall be made available immediately upon execution of this Agreement.

(g)           Effective on the Separation Date, Employee will no longer be an employee of Albany, and will cease to accrue benefits under any pension, 401(k), profit-sharing or other Albany employee welfare benefit plan.

 (h)          All unpaid severance or other benefits hereunder shall be suspended if Employee remains employed, or is re-employed, by the Company in any capacity during the Severance Period.

10.           Employee acknowledges and agrees that, except for this Agreement, Employee would have no right to receive the benefits described in Paragraph 9. Employee further acknowledges and agrees that in the event Employee voluntarily terminates her employment with Albany prior to the Separation Date, or if Albany terminates Employee’s employment for Cause, she shall then not be entitled to any of the severance benefits described in Paragraphs 9 and.

11.           As used in this Agreement, the term “Albany” means, individually and collectively, Albany International Corp., and each of their subsidiaries and affiliates Albany, as well as their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns, as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

12.          By signing this Agreement Employee immediately gives up and releases Albany from, and respect to, any and all rights and claims that Employee may have against Albany, whether or not Employee presently is aware of such rights or claims. In addition, and without limiting the foregoing:

(a)           Employee on behalf of herself, her agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of her employment with Albany, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law of any state regarding employment, discrimination in employment, or the termination of employment. Nothing herein, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement or other employee benefit plans administered by Albany. Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a claim, or participate in the adjudication of claim of discrimination filed with any state or federal administrative agency, though Employee expressly waives any right to recover any monetary damages as a result of any claim being filed with any state or federal administrative agency, except to the extent such waiver is improper or invalid, including as described in the immediately following sentence. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Employee from making reports of possible violations of federal law or regulation (even if Employee participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Employee’s rights and remedies as a whistleblower, including to a monetary award; provided, however, that Employee is not authorized (and the above should not be read as permitting Employee) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(b)           If Employee breaches any obligation under this Agreement, including without limitation the obligations set forth in Paragraphs 14, 15, or 16, Employee agrees that Albany shall not be obligated to continue to make payments under Paragraph 9, and to reimburse Albany for all payments made pursuant to Paragraph 9.

13.          This Agreement does not constitute an admission by Albany of any liability to Employee, and Employee understands and agrees that Albany denies any such liability to Employee.

14.           Employee specifically agrees and promises that she will not directly or indirectly disparage Albany, (as defined in Paragraph 11) or any of Albany’s officers, directors, employees, attorneys or representatives, or any of Albany’s products or services in any manner, at any time, to any person or entity. “Disparage” is defined as, but not limited to, any utterance whatsoever either verbal, in writing, by gesture or any behavior of any kind that might tend to or actually harm or injure Albany, whether intended or not.

15.           Employee acknowledges that as a consequence of her employment by Albany, proprietary and confidential information relating to the business of Albany may be or have been disclosed to or developed or acquired by Employee which is not generally known to the trade or the general public and which is of considerable value to Albany. Such information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, computer programs, records, and software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between Albany and such third party. Employee acknowledges and agrees that her relationship with Albany with respect to such information is and shall be fiduciary in nature. During the remainder of, and after, her employment by Albany, Employee shall not use such information for her own benefit, or for the benefit of any other employer or for any other purpose whatsoever other than the performance of her work for Albany, and Employee shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of Albany authorized to receive such information. This obligation is in addition to any similar obligations of Employee pursuant to the other agreements. Employee further agrees to return any property belonging to Albany at the end of her employment.

16.           Employee further acknowledges and recognizes the highly competitive nature of Albany’s business and accordingly agrees as follows:

A.            During the Severance Period, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever (“Person”), Employee shall not directly or indirectly:

(i)     engage in any business which is in competition with the Company or any of its subsidiaries or affiliates in the same geographical areas as the Company or any of its subsidiaries or affiliates are engaged in their business (a “Competitive Business”);

(ii)    enter into the employ of, or render any services to, any Person in respect of any Competitive Business;

(iii)   acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this covenant if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or

(iv)   interfere with, or attempt to interfere with, any business relationships (whether formed before or after the Separation Date) between the Company or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors.

B.            During the Severance Period, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, Employee shall not directly or indirectly:

(i)     solicit or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates; or

(ii)    hire any such employee who was employed by the Company or any of its subsidiaries or affiliates as of the Separation Date or, if later, within the six-month period prior to such date of hire.

For the purposes of this Paragraph, a Competitive Business is any Person which designs, develops and/or manufactures advanced aerospace composite products similar to those designed, developed and manufactured by Albany (the “Competitive Products”) for sale in the same geographical areas in which Albany is engaged in its business, or which seeks to sell such Competitive Products to Albany’s current or prospective customers.

It is expressly understood and agreed by Employee that although Employee considers the restrictions in this Paragraph 16 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Paragraph 16 is an unenforceable restriction against Employee, the provisions of this Paragraph shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. It is also expressly agreed and acknowledged that Albany’s payment of the severance benefits under this Agreement shall be sufficient consideration for the covenants in this Paragraph. Thus, Employee acknowledges that if she breaches any obligation under this Paragraph, Albany shall be relieved from making any further payments under paragraph 10 hereof, and further agrees to reimburse Albany for all payments previously made pursuant to paragraph 9.

17.           This Agreement supersedes all prior oral or written understandings among the parties with respect to the subject matter herein and constitutes the entire agreement between Albany and Employee relating to the subject matter thereof, including, without limitation that certain Severance Agreement between the parties dated January 1, 2016. Neither this Agreement nor any provision thereof may be changed, waived, modified or amended orally, but only by a written instrument signed by the party against whom the enforcement of such change, waiver, modification or amendment is sought.

18.           Employee acknowledges that she has read this entire Agreement, that she fully understands its meaning and effect, and that she has voluntarily signed this Agreement.

19.           Employee understands that the release contained in paragraph 12 hereof is a general release, and represents that she has been advised to seek counsel on the legal and practical effect of a general release, and recognizes that she is executing and delivering this release, intending thereby to be legally bound by the terms and provisions thereof, of her own free will, without promises or threats or the exertion of duress. She also acknowledges that she has had adequate time to review it, have it explained to her, and understands its provisions.

20.           Employee and Albany intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, Albany and Employee intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

21.           The payments and the payment schedules set forth herein are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”).

Accordingly, the Agreement shall be interpreted and performed so as to be exempt from Section 409A, but if that is not possible, the Agreement shall be interpreted and performed so as to comply with Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at Employee’s option, shall be modified, to the extent practical, so as to make it compliant by altering the payments or the timing of their receipt. The methodology to effect or address any necessary modifications shall be subject to reasonable and mutual agreement between the parties. It is the intent of the parties that this Agreement provides payments and benefits that are either exempt from the distribution requirements of Section 409A of Code, or satisfy those requirements. Any distribution that is subject to the requirements of Section 409A may only be made based on the Employee’s “separation from service” (as that term is defined under the final regulations under Section 409A). Notwithstanding anything to the contrary in this Agreement, in the event that (i) a distribution of benefits is subject to Section 409A, (ii) at the time the distribution would otherwise be made to the Employee, the Employee is a “specified employee” (as that term is defined in the final regulations under Section 409A), and (iii) the distribution would otherwise be made during the 6-month period commencing on the date of the Employee’s separation from service, then such distribution will instead be paid to the Employee in a lump sum at the end of the 6-month period. The foregoing delay in the distribution of benefits shall be made in conformance with the final regulations under Section 409A.

22.           Employee shall forfeit any unpaid severance benefits due pursuant to this Agreement and shall, upon demand, repay any severance benefits already paid hereunder if, after the Separation Date:

(a) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the Employee;

(b) Employee breaches any provision of this Agreement, including, without limitation, the covenants set for in paragraphs 12, 14, 15 and 16 or

(c) the Company discovers conduct by Employee that would have permitted termination for Cause, provided that such conduct occurred prior to the Separation Date.

23.           Albany and Employee agree that a breach by Employee of the provisions of this Agreement may cause irreparable harm to the Company which will be difficult to quantify and for which money damages will not be adequate. Accordingly, the Employee agrees that Albany shall have the right to obtain an injunction against the Employee, without any requirement for posting any bond or other security, enjoining any such breach or threatened breach in addition to any other rights or remedies available to the Company on account of any breach or threatened breach of this Agreement. Employee and Albany each further agree that if an action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys’ fees and costs associated with pursuing or defending such legal action.

24.           The terms of this agreement are binding upon and shall be for the benefit of Employee and Albany, as well as their respective heirs, executors, administrators, successors and assigns.

25.           Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 455 Patroon Creek Blvd. Suite 206, Albany, New York 12206, Attention: Joseph M. Gaug.

26.           This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.

IN WITNESS WHEREOF, a duly authorized representative of Albany and Employee have signed this Agreement to be effective as of the day and year first set forth above.

Albany International Corp.

By:	/s/ Joseph M. Gaug	Date	12/4/2017

THE UNDERSIGNED FURTHER STATES THAT she HAS CAREFULLY READ THE FOREGOING AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE SAME AS her OWN FREE ACT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Diane Loudon	Date	12/4/2017
Diane Loudon

FOR COMPANY USE ONLY

The foregoing Mutual Separation Agreement and General Release, signed and dated by Employee, was received by me on behalf of Albany Engineered Composites, Inc. this 4th day of December, 2017.

/s/ Joseph M. Gaug
Joseph M. Gaug

SUPPLEMENTAL RELEASE

This supplemental release given to Albany International Corp. (“Albany”) by Diane Loudon (“Employee”) is executed in consideration for the covenants made by Albany in a Release and Separation Agreement dated as of November 29, 2017.

The Employee and her heirs, assigns, and agents release, waive, and discharge Albany, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.

(1) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

(2) The Employee represents that she understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany she is releasing, and that she understands that she is not releasing any rights or claims arising after the date of this Supplemental Release.

EMPLOYEE

/s/ Diane Loudon	DATE:	12/4/2017

Diane Loudon

WITNESS: